Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2020 Results

Third quarter highlights include:

•Dunkin' U.S. comparable store sales growth of 0.9%, which improved sequentially for each month of the quarter
•Baskin-Robbins U.S. comparable store sales growth of 6.5%, which improved sequentially for each month of the quarter
•Net closure of 466 Dunkin' U.S. locations, inclusive of the previously announced closure of 425 limited-menu Speedway locations; total net closure of 553 Dunkin' and Baskin-Robbins locations globally
•Revenues increased by 1.6%
•Diluted EPS increased by 3.5% to $0.89
•Diluted adjusted EPS increased by 3.3% to $0.93
•The Company ended the third quarter with $341 million of unrestricted cash held in the U.S., excluding cash reserved for gift cards and advertising funds

CANTON, Mass. (October 29, 2020) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the third quarter ended September 26, 2020.
"Our strong third quarter results are a testament to our continued focus on the Dunkin' U.S. Blueprint for Growth and demonstrate that our high-frequency, low-touch, affordable-ticket business performs well in any environment. In response to changing consumer patterns, we moved quickly to adapt our menu, introducing new beverages and snacking items designed to appeal to both morning and afternoon traffic, as well as younger consumers. We also doubled down on digital, leveraging the strength of our assets to give customers an even faster, frictionless experience. All of which contributed to our Dunkin' U.S. comparable store sales growth of 0.9 percent," said Dave Hoffmann, Chief Executive Officer, Dunkin' Brands Group, Inc. "Among our achievements this quarter, we were most proud of the grit and determination displayed by our franchisees who, throughout the pandemic, kept their restaurants open, their crews employed, and their communities running on Dunkin'."
"We delivered solid growth in third quarter revenue, operating income, and earnings per share, as well as positive comparable store sales for both Dunkin' and Baskin-Robbins in the U.S., underscoring the strength of our franchised business model," said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. "We are nearly complete with our initiative, as announced last quarter, to work with our franchisees to close low-volume, under-performing locations following our quality-over-quantity development philosophy. For many Dunkin' U.S. franchisees, closing these restaurants will enable them to do greater reinvestment into the brand whether through Next Generation remodels, building new restaurants, or relocating restaurants to higher-traffic areas."

THIRD QUARTER 2020 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 26, 2020	September 28, 2019	$ / #	%
Financial data:
Revenues	$361.5	355.9	5.7	1.6%
Operating income	128.9	121.3	7.6	6.2%
Operating income margin	35.7%	34.1%
Adjusted operating income(1)	$133.5	126.0	7.5	6.0%
Adjusted operating income margin(1)	36.9%	35.4%
Net income	$74.0	72.4	1.6	2.2%
Adjusted net income(1)	77.3	75.7	1.6	2.1%
Earnings per share:
Common–basic	0.90	0.87	0.03	3.4%
Common–diluted	0.89	0.86	0.03	3.5%
Diluted adjusted earnings per share(1)	0.93	0.90	0.03	3.3%
Weighted-average number of common shares – diluted (in millions)	83.0	83.9	(0.9)	(1.1)%
Systemwide sales(2)	$3,171.5	3,212.9	(41.4)	(1.3)%
Comparable store sales growth (decline):
Dunkin' U.S.	0.9%	1.5%
BR U.S.	6.5%	3.6%
Dunkin' International	(15.9)%	7.3%
BR International	(0.5)%	3.0%
Development data:
Consolidated global net POD development(3)	(553)	122	(675)	(553.3)%
Dunkin' global PODs at period end(4)	12,658	13,035	(377)	(2.9)%
BR global PODs at period end(4)	7,895	8,116	(221)	(2.7)%
Consolidated global PODs at period end(4)	20,553	21,151	(598)	(2.8)%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets and long-lived asset impairments, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
(3) Consolidated global net POD development for the three months ended September 26, 2020 reflects the previously-announced closing of 425 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
(4) Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.

Global systemwide sales decline of 1.3% in the third quarter was primarily attributable to Dunkin' International and Baskin-Robbins International comparable store sales declines and permanent and temporary restaurant closures as a result of the global COVID-19 pandemic.
Dunkin' U.S. comparable store sales increased 0.9% in the third quarter as an increase in average ticket was partially offset by a decrease in traffic due to the COVID-19 pandemic. The increase in average ticket was driven by favorable mix shift to family-size bulk orders and snacking attachment, as well as premium priced espresso and other specialty beverages, and was partially offset by increased discounting driven by both national and local value platforms as well as the $2 Dunkin' Refreshers introductory offer. Comparable store sales improved sequentially for each month of the third quarter. Comparable store sales would have been approximately 180 basis points lower if temporarily closed restaurants were included in the calculation.
Baskin-Robbins U.S. comparable store sales increased 6.5% in the third quarter as an increase in average ticket was partially offset by a decrease in traffic driven by the COVID-19 pandemic. The increase in average ticket was driven by ice cream cakes and take home products, specifically quarts. Comparable store sales improved sequentially for each month of the third quarter. Comparable store sales would have been approximately 40 basis points lower if temporarily closed restaurants were included in the calculation.
In the third quarter, Dunkin' Brands franchisees and licensees had net closures of 553 restaurants globally. This included net closures of 466 Dunkin' U.S. locations (inclusive of the closure of 425 Speedway locations), 11 Baskin-Robbins U.S. locations, 1 Dunkin' International location, and 75 Baskin-Robbins International locations primarily driven by India, Japan, and Russia. Dunkin' U.S. franchisees remodeled 60 restaurants and Baskin-Robbins U.S. franchisees remodeled 8 restaurants during the quarter.
Revenues for the third quarter increased $5.7 million, or 1.6%, compared to the prior year period due primarily to an increase in franchise fees as a result of additional deferred revenue recognized in connection with the closure of restaurants, including Speedway locations, and an increase in advertising fees and related income. These increases were offset by a decrease in rental income due to a reduction in variable rental income as a result of a decline in sales at leased locations.
Operating income and adjusted operating income for the third quarter of fiscal year 2020 increased $7.6 million, or 6.2%, and $7.5 million, or 6.0%, respectively, compared to the prior year period primarily as a result of the increase in franchise fees, as well as an increase in ice cream margin driven by a decrease in commodity costs and favorable product mix, and a decrease in general and administrative expenses due primarily to reduced non-essential spending in the current year period to preserve financial flexibility as a result of the COVID-19 pandemic and a decrease in benefits and personnel costs.
Net income and adjusted net income for the third quarter of fiscal year 2020 increased by $1.6 million, or 2.2%, and $1.6 million, or 2.1%, respectively, compared to the prior year period primarily as a result of the increases in operating income and adjusted operating income, respectively, offset by an increase in income tax expense and a decrease in interest income earned on our cash balances as a result of lower interest rates. The increase in income tax expense was driven primarily by the increase in income in the current year period, as well as excess tax benefits from share-based compensation of $1.8 million in the prior year period compared to $0.5 million in the current year period.
Diluted earnings per share and diluted adjusted earnings per share for the third quarter increased by 3.5% to $0.89 and 3.3% to $0.93, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, and a decrease in shares outstanding. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.01 and $0.02 for the third quarter of fiscal years 2020 and 2019, respectively.

THIRD QUARTER 2020 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	September 26, 2020	September 28, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$130,866	130,993	(127)	(0.1)%
Franchise fees	6,485	3,675	2,810	76.5%
Rental income	29,822	30,824	(1,002)	(3.3)%
Other revenues	780	912	(132)	(14.5)%
Total revenues	$167,953	166,404	1,549	0.9%

Segment profit	$129,081	127,755	1,326	1.0%

Comparable store sales growth	0.9%	1.5%
Systemwide sales (in millions)(1)	$2,373.8	2,365.9	7.9	0.3%

Points of distribution(2)	9,131	9,554	(423)	(4.4)%
Gross openings	80	82	(2)	(2.4)%
Net openings (closings)(3)	(466)	55	(521)	(947.3)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2) Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
(3) Net openings for the three months ended September 26, 2020 reflects the previously-announced closing of 425 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
Dunkin' U.S. third quarter revenues of $168.0 million represented an increase of 0.9% compared to the prior year period due primarily to an increase in franchise fees as a result of additional deferred revenue recognized in connection with the closure of restaurants, including Speedway locations, offset by a decrease in rental income due to a reduction in variable rental income as a result of a decline in sales at leased locations.
Dunkin' U.S. segment profit in the third quarter increased to $129.1 million, an increase of $1.3 million compared to the prior year period, driven primarily by the increase in franchise fees. Offsetting the increase in franchise fees was an increase in general and administrative expenses due primarily to an increase in costs incurred to support brand-building activities offset by reduced non-essential spending, as well as a decrease in rental margin.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 26, 2020	September 28, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$9,016	8,973	43	0.5%
Franchise fees	380	374	6	1.6%
Rental income	740	942	(202)	(21.4)%
Sales of ice cream and other products	1,524	1,021	503	49.3%
Other revenues	3,117	3,014	103	3.4%
Total revenues	$14,777	14,324	453	3.2%

Segment profit	$9,373	9,711	(338)	(3.5)%

Comparable store sales growth	6.5%	3.6%
Systemwide sales (in millions)(1)	$187.4	186.3	1.1	0.6%

Points of distribution(2)	2,500	2,542	(42)	(1.7)%
Gross openings	15	15	—	—%
Net closings	(11)	(14)	3	(21.4)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins U.S. third quarter revenues increased 3.2% from the prior year period to $14.8 million due primarily to increases in sales of ice cream and other products and other revenues, offset by a decrease in rental income due primarily to a decrease in the number of leased locations.
Segment profit for Baskin-Robbins U.S. decreased to $9.4 million in the third quarter, a decrease of 3.5%, primarily as a result of an increase in general and administrative expenses driven by an increase in costs incurred to support brand-building activities offset by reduced non-essential spending. Offsetting this decrease in segment profit was an increase in ice cream margin.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	September 26, 2020	September 28, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,744	5,769	(1,025)	(17.8)%
Franchise fees	335	792	(457)	(57.7)%
Other revenues	109	188	(79)	(42.0)%
Total revenues	$5,188	6,749	(1,561)	(23.1)%

Segment profit	$3,544	4,898	(1,354)	(27.6)%

Comparable store sales growth (decline)	(15.9)%	7.3%
Systemwide sales (in millions)(1)	$179.4	210.9	(31.5)	(14.9)%

Points of distribution(2)	3,527	3,481	46	1.3%
Gross openings	61	87	(26)	(29.9)%
Net openings (closings)	(1)	23	(24)	(104.3)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Dunkin' International third quarter systemwide sales decreased 14.9% from the prior year period driven by sales declines in Latin America, Asia, and South Korea, offset by an increase in the Middle East. Foreign exchange rates did not have a significant impact on systemwide sales as the negative impact of unfavorable foreign exchange rates on sales in Latin America was offset by the favorable impact of foreign exchange rates on sales in all other regions.
Dunkin' International third quarter revenues of $5.2 million represented a decrease of 23.1% from the prior year period. The decrease in revenues was primarily a result of a decrease in royalty income driven by a decline in systemwide sales, as well as a decrease in franchise fees due primarily to additional deferred revenue recognized in the prior year period upon closure of an international market.
Segment profit for Dunkin' International decreased $1.4 million to $3.5 million in the third quarter primarily as a result of the decrease in revenues, offset by a decrease in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 26, 2020	September 28, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$2,278	2,197	81	3.7%
Franchise fees	229	165	64	38.8%
Rental income	77	218	(141)	(64.7)%
Sales of ice cream and other products	27,495	28,459	(964)	(3.4)%
Other revenues	(15)	(28)	13	(46.4)%
Total revenues	$30,064	31,011	(947)	(3.1)%

Segment profit	$14,985	13,028	1,957	15.0%

Comparable store sales growth (decline)	(0.5)%	3.0%
Systemwide sales (in millions)(1)	$430.8	449.7	(18.9)	(4.2)%

Points of distribution(2)	5,395	5,574	(179)	(3.2)%
Gross openings	75	97	(22)	(22.7)%
Net openings (closings)	(75)	58	(133)	(229.3)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins International systemwide sales decreased 4.2% in the third quarter compared to the prior year period driven by sales declines in Japan, the Middle East, Asia, Europe, and Australia, offset by sales growth in South Korea. Foreign exchange rates did not have a significant impact on systemwide sales as the positive impact of favorable foreign exchange rates on sales in Japan, Australia, and South Korea was offset by the unfavorable impact of foreign exchange rates on sales in all other regions.
Baskin-Robbins International third quarter revenues of $30.1 million represented a decrease of 3.1% from the prior year period due primarily to decreases in sales of ice cream and other products and rental income due to rent waivers received from landlords and passed through to our franchisees, offset by an increase in royalty income.
Third quarter segment profit increased 15.0% from the prior year period to $15.0 million primarily as a result of increases in net income from our South Korea and Japan joint ventures and a decrease in general and administrative expenses.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	September 26, 2020	September 28, 2019	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$123,025	122,819	206	0.2%
Total revenues	$123,025	122,819	206	0.2%

Segment profit	$—	—	—	—%
U.S. Advertising Funds third quarter revenues of $123.0 million represented an increase of 0.2% compared to the prior year period driven primarily by an increase in Dunkin' U.S. systemwide sales. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.
SEGMENT UPDATES
Dunkin' U.S.
•As of the week ended October 24, 2020, Dunkin' U.S. quarter-to-date comparable store sales were positive in the low-single digits for open stores.
•Approximately 98% of Dunkin' U.S. locations were open as of October 24. The majority of the locations that remain closed are in transportation hubs, on college campuses, in sports venues, and other alternative points of distribution.
•The Company continues to expect that a total of approximately 800 Dunkin' U.S. locations will permanently close in 2020 on a gross basis as part of a real estate portfolio rationalization, being performed in conjunction with its franchisees, with the goal of setting the U.S. system up for continued strong, profitable future growth. Through the third quarter, 687 Dunkin' U.S. locations have closed, including 447 Speedway locations. The 800 locations would represent approximately 8 percent of the Dunkin' U.S. total restaurant footprint and approximately 2 percent of 2019 Dunkin’ U.S. systemwide sales, inclusive of the Speedway closings.
Baskin-Robbins U.S.
•As of the week ended October 24, 2020, Baskin-Robbins U.S. quarter-to-date comparable store sales were positive in the high-single digits for open stores.
•Approximately 99% of Baskin-Robbins U.S. locations were open as of October 24.
International
•Approximately 93% of each of Dunkin' and Baskin-Robbins International locations were open as of October 24.
•The Company continues to expect that approximately 350 Dunkin' and Baskin-Robbins international restaurants will permanently close in the second half of 2020 on a gross basis as part of a real estate portfolio rationalization. During the third quarter, 212 international locations closed. Similar to the closures in the U.S., the majority of these closures are expected to be from low-volume sales locations.
COMPANY UPDATES
•As we stated in our press release of October 25, we have held preliminary discussions to be acquired by Inspire Brands. There is no certainty that any agreement will be reached. Given the ongoing discussions, the Board of Directors has decided to defer action with respect to a cash dividend for the fourth quarter. The Company will not comment further unless and until a transaction is agreed or discussions are terminated.
Liquidity and Use of Cash
As of the end of Q3 2020, the Company had approximately:
•$341 million of unrestricted cash held in the U.S., which excludes cash reserved for gift cards and advertising funds; and
•$117 million of available borrowings under its $150 million variable funding notes, providing ongoing financial flexibility.
Shares Outstanding
•The Company's shares outstanding as of September 26, 2020 were 82,406,709. In order to preserve cash in light of the ongoing COVID-19 pandemic, the Company did not repurchase any shares during the third quarter of 2020.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 7:00 am ET hosted by Dave Hoffmann, Chief Executive Officer, Scott Murphy, President of Dunkin' Americas, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 3464845. Dunkin' Brands will broadcast the conference call live over the Internet at https://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at https://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein including statements about our expected financial results, dividend program and liquidity are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the continuing and uncertain impact of the current COVID-19 global pandemic on our business; the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter of fiscal year 2020, Dunkin' Brands' 100 percent franchised business model included over 12,000 Dunkin' restaurants and over 7,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Revenues:
Franchise fees and royalty income(1)	$160,065	157,224	415,506	454,810
Advertising fees and related income	132,280	128,675	358,881	375,132
Rental income	30,639	31,984	85,588	92,691
Sales of ice cream and other products(1)	24,514	24,409	71,164	72,400
Other revenues	14,045	13,590	40,924	39,277
Total revenues	361,543	355,882	972,063	1,034,310
Operating costs and expenses:
Occupancy expenses—franchised restaurants	18,908	19,823	56,540	58,995
Cost of ice cream and other products	19,276	21,066	55,410	59,724
Advertising expenses	133,352	130,846	362,702	379,898
General and administrative expenses	58,705	60,333	171,399	176,458
Depreciation	5,663	4,584	16,483	13,916
Amortization of other intangible assets	4,582	4,599	13,762	13,858
Long-lived asset impairment charges	—	36	560	361
Total operating costs and expenses	240,486	241,287	676,856	703,210
Net income of equity method investments	7,159	6,667	15,108	13,324
Other operating income, net	699	81	1,528	943
Operating income	128,915	121,343	311,843	345,367
Other income (expense), net:
Interest income	124	2,996	2,491	7,906
Interest expense	(31,854)	(31,787)	(96,541)	(96,758)
Loss on debt extinguishment	—	—	—	(13,076)
Other income (loss), net	154	(258)	(302)	(308)
Total other expense, net	(31,576)	(29,049)	(94,352)	(102,236)
Income before income taxes	97,339	92,294	217,491	243,131
Provision for income taxes	23,371	19,929	54,960	58,821
Net income	$73,968	72,365	162,531	184,310

Earnings per share—basic	$0.90	0.87	1.97	2.23
Earnings per share—diluted	0.89	0.86	1.96	2.20
(1) For the three months ended September 26, 2020 and September 28, 2019, $4.7 million and $5.3 million, respectively, and for the nine months ended September 26, 2020 and September 28, 2019, $10.5 million and $12.5 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 26, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$613,641	621,152
Restricted cash	89,626	85,644
Accounts receivable, net	87,227	76,019
Notes and other receivables, net	55,617	57,174
Prepaid income taxes	8,799	16,701
Prepaid expenses and other current assets	57,622	50,611
Total current assets	912,532	907,301
Property, equipment, and software, net	217,419	223,120
Operating lease assets	348,045	371,264
Equity method investments	163,443	154,812
Goodwill	888,274	888,286
Other intangible assets, net	1,288,952	1,302,721
Other assets	70,339	72,520
Total assets	$3,889,004	3,920,024
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,150	31,150
Operating lease liabilities	39,563	35,863
Accounts payable	76,017	89,413
Deferred revenue	38,144	39,950
Other current liabilities	379,504	386,050
Total current liabilities	564,378	582,426
Long-term debt, net	2,992,330	3,004,216
Operating lease liabilities	357,229	380,647
Deferred revenue	287,973	324,854
Deferred income taxes, net	197,669	197,673
Other long-term liabilities	22,770	18,218
Total long-term liabilities	3,857,971	3,925,608
Stockholders' deficit:
Common stock	82	83
Additional paid-in capital	516,590	561,345
Treasury stock, at cost	(64)	(64)
Accumulated deficit	(1,028,546)	(1,129,565)
Accumulated other comprehensive loss	(21,407)	(19,809)
Total stockholders’ deficit	(533,345)	(588,010)
Total liabilities and stockholders’ deficit	$3,889,004	3,920,024

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 26, 2020	September 28, 2019

Net cash provided by operating activities	$142,723	157,779
Cash flows from investing activities:
Additions to property, equipment, and software	(15,797)	(26,515)
Other, net	345	1,118
Net cash used in investing activities	(15,452)	(25,397)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,700,000
Repayment of long-term debt	(15,612)	(1,699,237)
Payment of debt issuance and other debt-related costs	—	(17,937)
Dividends paid on common stock	(66,226)	(93,027)
Repurchases of common stock	(64,292)	(24,802)
Exercise of stock options	17,202	27,903
Other, net	(2,566)	(4,779)
Net cash used in financing activities	(131,494)	(111,879)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(62)	(208)
Increase (decrease) in cash, cash equivalents, and restricted cash	(4,285)	20,295
Cash, cash equivalents, and restricted cash, beginning of period	707,977	598,321
Cash, cash equivalents, and restricted cash, end of period	$703,692	618,616

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Operating income	$128,915	121,343	311,843	345,367
Operating income margin	35.7%	34.1%	32.1%	33.4%
Adjustments:
Amortization of other intangible assets	$4,582	4,599	13,762	13,858
Long-lived asset impairment charges	—	36	560	361
Adjusted operating income	$133,497	125,978	326,165	359,586
Adjusted operating income margin	36.9%	35.4%	33.6%	34.8%

Net income	$73,968	72,365	162,531	184,310
Adjustments:
Amortization of other intangible assets	4,582	4,599	13,762	13,858
Long-lived asset impairment charges	—	36	560	361
Loss on debt extinguishment	—	—	—	13,076
Tax impact of adjustments(1)	(1,283)	(1,298)	(4,010)	(7,643)
Adjusted net income	$77,267	75,702	172,843	203,962

Adjusted net income	$77,267	75,702	172,843	203,962
Weighted-average number of common shares – diluted	82,975,900	83,867,413	82,929,043	83,665,397
Diluted adjusted earnings per share	$0.93	0.90	2.08	2.44

(1) Tax impact of adjustments calculated at a 28% effective tax rate.